Exhibit 10.1
BRIDGEPOINT EDUCATION, INC.
AMENDED AND RESTATED
EXECUTIVE SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

Plan Effective Date: May 12, 2015

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BRIDGEPOINT EDUCATION, INC.
AMENDED AND RESTATED
EXECUTIVE SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

Effective February 9, 2009, Bridgepoint Education, Inc., a Delaware corporation (the “Company”), adopted the Bridgepoint Education, Inc. Executive Severance Plan (the “Plan”). By execution of this document, the Company hereby amends and restates the Plan in its entirety, effective as of May 12, 2015 (the “Effective Date”).
The Plan provides severance benefits to certain management or highly compensated employees of the Company who receive and execute a Severance Agreement (an “Agreement”) and who otherwise satisfy the conditions set forth in the Agreement and the Plan (“Covered Employees”).
The Plan is intended to be an unfunded “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore does not constitute an “employee pension benefit plan” as defined in Section 3(2) of ERISA. The Plan provides benefits to a select group of management or highly compensated employees of the Company and therefore should fit within the “top hat” exception to many of the requirements of ERISA. The Plan is governed by ERISA and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.
This document and your Agreement constitute both the official plan document and the required summary plan description under ERISA. Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings assigned to such terms in your Agreement.
I.ELIGIBILITY
You will become a Covered Employee under the Plan only if you: (i) are selected by the Compensation Committee to participate in the Plan, (ii) receive an Agreement (the provisions of which are incorporated herein by reference), (iii) sign the Agreement indicating your agreement to be bound by the terms of the Plan, and (iv) return such signed Agreement to the Company. If you satisfy the requirements of clauses (i) through (iv) you will be considered a Covered Employee and shall be eligible to receive severance benefits.
II.    BENEFITS
If you are a Covered Employee, you shall be eligible for severance benefits at such times and in such amounts as may be specified in your Agreement.
As set forth in your Agreement, your receipt of severance benefits is contingent upon you signing (and not revoking) a general release of claims and covenant not to sue containing such terms and conditions as are satisfactory to the Company (the “Release”). You will receive the Release prior to, or within five (5) days following, your Termination Date and will generally have up to twenty-one (21) days to consider, sign and return the Release to the Company. The Release must become effective within sixty (60) days after your Termination Date. If the Release does not become effective within such sixty (60) day period, you shall be deemed to have waived your right to receive severance benefits.
III.    OTHER IMPORTANT INFORMATION
A.    Plan Administration. The Company’s Legal Department (the “Plan Administrator”) shall be responsible for the administration of the Plan. As the Plan Administrator, the Legal Department has the full and sole discretionary authority to administer and interpret the Plan, including the discretionary authority to determine eligibility for participation in and for severance benefits under the Plan, to determine the amount of severance benefits (if any) payable, and to interpret any terms of this Plan document. All determinations by the Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Legal Department may delegate in writing to any other person all or a portion of its authorities or responsibilities with respect to the Plan.
B.    Source of Benefits. The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Plan. For all purposes, Covered Employees shall be treated as general unsecured creditors of the Company.
C.    Claims Procedure. If you are a Covered Employee and believe you have been incorrectly denied a benefit or are entitled to a greater benefit than the benefit you received under the Plan, you may submit a signed, written claim for benefits to the Company’s Chief Human Resources Officer or the Company’s General Counsel (each a “Claims Representative”). You will be notified in writing by the Claims Representative of the approval or denial of your claim within ninety (90) days of the date that the Claims Representative receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, you will be provided written notice by the Claims Representative prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Claims Representative expects to notify you of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If, following the initial review, your claim is denied in whole or in part, the written notification will state the specific reason(s) for the denial of your claim, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for you to perfect the claim and an explanation as to why such material or information is necessary. The written notification will also provide a description of the Plan’s claims review procedures and the applicable time limits, including a statement of your right to bring a civil suit under section 502(a) of ERISA following denial of your claim on review.
You will have sixty (60) days from receipt of the written notification of the denial of your initial claim to file a signed, written request for a full and fair review of the denial by a review panel selected by the Plan Administrator (the “Review Panel”). This request should include the reasons you are requesting a review and may include facts supporting your request and any other relevant comments, documents, records and other information relating to your claim. If you do not request a review of your denied claim within this sixty (60) day period, you shall be deemed to have accepted the Claims Representative’s decision and the Claims Representative’s written notification of the denial of your initial claim shall be final and binding.
A final, written determination of your eligibility for benefits shall be made by the Review Panel within sixty (60) days of receipt of your request for review, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, you will be provided written notice by the Review Panel prior to the end of the initial sixty (60) day period indicating the special circumstances requiring the extension and the date by which the Review Panel expects to notify you of approval or denial of your claim. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because you fail to submit information that is necessary to decide your claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to you until the date on which you respond to the request for additional information. The review will take into account all comments, documents, records and other information submitted by you relating to your claim, whether or not submitted or considered in the initial review of your claim. If your claim is denied in whole or in part on review, the written notification will state specific reason(s) for the denial of your claim, make specific reference to the Plan provision(s) on which the denial is based and state that you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. The written notification will also include a statement of your right to bring a civil suit under section 502(a) of ERISA.
In connection with the determination of your initial claim or the review of your claim, you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information relevant to your claim for benefits. For this purpose, a document, record, or other information shall be considered “relevant” if such document, record, or information (i) was relied upon in making the benefits determination, (ii) was submitted, considered, or generated in the course of making the benefits determination, without regard to whether such document, record, or other information was relied upon in making the benefits determination, or (iii) demonstrates compliance with the administrative processes and safeguards required by this section in making the benefits determination. In pursuing any of your rights set forth in this section, your authorized representative may act on your behalf.
To the extent permitted by law, an initial claims determination or decision on review shall be binding and conclusive upon all persons whomsoever. To the extent permitted by law, completion of the claims procedures described in this section shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Plan Administrator may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.
If you do not receive notice within the time periods described above, whether on initial determination or review, you may initiate a civil suit under Section 502(a) of ERISA. Any legal or equitable action filed in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person must be commenced not later than the earlier of the shortest applicable statute of limitations provided by law or two (2) years from the date the written copy of the Review Panel’s decision on review is delivered to you in accordance with this section.
D.    Prior Plans Superseded. With the exception of any individual employment agreements that are in effect as of the effective date of the Covered Employee’s Agreement, the Plan supersedes any and all prior separation, change in control, severance and salary continuation arrangements, programs and/or similar plans that may previously have been offered by the Company (and its predecessors-in-interest) to employees eligible to participate in the Plan.
E.    Plan Amendment or Termination. The Company reserves the right to amend or terminate the Plan at any time, in whole or in part, and in any manner, and for any reason. Any amendment or termination of the Plan will be effective only after one (1) year advance written notice to Covered Employees if such amendment or termination would result in a reduction of benefits that Covered Employees would have otherwise been entitled to receive under the Plan prior to such amendment or termination. Except as required by law or to comply with Section 409A of the Code, this Plan may not be amended or terminated within the two (2) year period following a Change In Control if such amendment or termination would result in a reduction of benefits that Covered Employees would have otherwise been entitled to receive immediately prior to the Change In Control.
F.    At-Will Employment. No provision of the Plan is intended to provide you with any right to continue as an employee with the Company, or in any other capacity, for any specific period of time, or otherwise affect the right of the Company to terminate the employment or service of any individual at any time for any reason, with or without Cause.
G.    No Duplication of Benefits. Unless otherwise specified in writing by the Company, the Company does not intend to provide any Covered Employee with benefits under both the Plan and any other severance, retention, change in control or other plan or agreement sponsored by the Company. Therefore, any benefit provided under the Plan shall be reduced by the amount of any similar benefit provided under any other severance, retention, change in control or other plan or agreement sponsored by the Company. Any reduction made pursuant to this section shall be made in a manner that complies with Section 409A of the Code.
H.    Withholding. All payments and benefits provided under the Plan shall be subject to reduction to reflect any withholding taxes or other amounts required to be withheld by applicable law or regulation.
I.    Clawback. The severance payments and benefits provided pursuant to the Plan may be subject to the Company’s compensation recoupment policy or policies (and related Company practices) that may be adopted by the Company and in effect from time-to-time, including, but not limited to, any policy or policies that may be adopted in response to applicable law. By signing an Agreement you agree to fully cooperate with the Company in assuring compliance with such policies and the provisions of applicable law, including, but not limited to, by promptly returning any compensation subject to recovery by the Company pursuant to such policies or applicable law.

J.    Section 409A of the Internal Revenue Code. No severance payments or benefits will be provided to a Covered Employee pursuant to the Plan or any Agreement prior to his or her “separation from service” within the meaning of the default rules of Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments shall be treated as a right to a series of separate payments. Unless otherwise provided in an Agreement, the Plan is intended to comply with an exception to Section 409A of the Code. Notwithstanding the foregoing, in the event the Plan or any benefit paid under the Plan is deemed to be subject to Section 409A of the Code, the following additional provisions shall apply:
1.    If a Covered Employee is a “specified employee” within the meaning of Section 409A of the Code as of the date of his or her “separation from service” within the meaning of the default rules of Section 409A of the Code, any payments that constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code shall not be made until the earlier of (i) the first (1st) business day of the seventh (7th) month following the Covered Employee’s “separation from service,” or (ii) ten (10) business days after the Company receives written notification of the Covered Employee’s death. Any payments that would have been paid during the first six (6) months following the Covered Employee’s “separation from service” shall be paid in a single lump sum on the first (1st) business day of the seventh (7th) month following the Covered Employee’s “separation from service” or on the tenth (10th) business day after the Company receives written notification of the Covered Employee’s death, as applicable. Any such delayed payments shall be made without interest.
2.    Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to the Plan or any Agreement be accelerated or subject to further deferral except as otherwise permitted or required pursuant to Section 409A of the Code and no Covered Employee has the right to make any election regarding the time or form of any payment due under the Plan or any Agreement.
3.    If the Company fails to make any payment, either intentionally or unintentionally, within the time period specified in the Agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Agreement pursuant to Treasury Regulation Section 1.409A‑3(d). In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treasury Regulation Section 1.409A‑3(g).
4.    If the consideration period described in the Release, plus the revocation period described in the Release, spans two (2) calendar years, then any payments that constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code shall not begin until the second (2nd) calendar year.
The Plan and each Agreement shall be operated in compliance with Section 409A of the Code or an exception thereto and each provision of the Plan and each Agreement shall be interpreted, to the extent possible, to comply with Section 409A of the Code or an exception thereto. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment of the amounts due under the Plan or any Agreement. Accordingly, you remain solely liable for any adverse tax consequences imposed on you by Section 409A of the Code.

K.    Indemnification. The Company agrees to indemnify its officers and employees and the members of the Board of Directors of the Company and the Legal Department from all liabilities from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.
L.    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
M.    Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
IV.    STATEMENT OF ERISA RIGHTS
As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
A.    Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan. The Plan Administrator may make a reasonable charge for the copies.
B.    Prudent Actions by Plan Fiduciaries.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
C.    Enforce Your Rights
If your claim for benefits is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive it within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
D.    Assistance With Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan	Bridgepoint Education, Inc. Executive Severance Plan
Sponsor of Plan:	Bridgepoint Education, Inc. 13500 Evening Creek Drive North, Suite 600 San Diego, CA 92128
Employer Identification Number:	59-3551629
Plan Number:	502
Plan Administrator:	Legal Department, Bridgepoint Education, Inc. c/o General Counsel 13500 Evening Creek Drive North San Diego, CA 92128 Telephone No. 858-668-2586
Agent for Service of Legal Process:	Plan Administrator, at the above address
Type of Plan:	Employee Welfare Benefit Plan providing for severance benefits
Plan Costs:	The cost of the Plan is paid by Bridgepoint Education, Inc.
Type of Administration:	Self-administration by the Plan Administrator

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